UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 9, 2012

POLYCOM, INC.

(Exact name of registrant as specified in its charter)

State of Delaware	000-27978	94-3128324
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4750 Willow Road Pleasanton, California	94588
(Address of principal executive offices)	(Zip Code)

(925) 924-6000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 10, 2012, Polycom, Inc. (“Polycom”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Mobile Devices Holdings, LLC, a Delaware limited liability corporation (“Mobile Devices”), pursuant to which Polycom will divest its enterprise wireless voice solutions business to an affiliate of Sun Capital Partners, Inc. Upon the terms and subject to the conditions set forth in the Purchase Agreement, Mobile Devices will acquire SpectraLink Corporation, a wholly-owned subsidiary of Polycom (“SpectraLink”), by purchasing all of the outstanding stock of SpectraLink from Polycom (the “Transaction”). Mobile Devices will pay consideration consisting of approximately $110 million in cash, subject to adjustment for cash, debt and working capital as set forth in the Purchase Agreement, plus up to an additional $4 million in cash subject to certain conditions.

The Transaction has been approved by Polycom’s board of directors and is subject to regulatory approvals and customary closing conditions. The Purchase Agreement contains certain termination rights for both Polycom and Mobile Devices.

Item 2.05	Costs Associated with Exit or Disposal Activities

On May 9, 2012, Polycom, Inc. (the “Company”) committed to changes in its previously disclosed restructuring plans to include the elimination of approximately an additional two percent of the Company’s global workforce, with the reductions taking effect in the second quarter of 2012. The Company is eliminating these positions in order to further focus the Company’s go-to-market strategy and to reallocate resources to growth areas of the business. The Company currently expects to record restructuring charges resulting from these actions totaling between approximately $3.5 million and $4.5 million in the second quarter of 2012, which amounts will be paid in cash through the fourth quarter of 2012. These charges and payments primarily relate to severance and other employee terminations benefits.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated May 10, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYCOM, INC.

By:	/s/ Sayed M. Darwish
Sayed M. Darwish
Chief Legal Officer and Executive Vice President, Corporate Development and Secretary

Date: May 10, 2012

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated May 10, 2012.